Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANT

Board of Directors
HMZ Metals Inc.

I hereby consent to the incorporation in the Registration Statement on Form S-4/A dated December 2, 2002 of my report dated July 22, 2002 on the financial statements for Biogan International, Inc. for the period ended December 31, 2001, which appear in the Form S-4/A.

/s/ George Brenner, C.P.A.
 By: George Brenner, C.P.A.

December 2, 2002